Exhibit 99.1
FOR IMMEDIATE RELEASE
Forrester Research Receives Anticipated Nasdaq Notice Regarding Delayed Form 10-Q Filing Cambridge, Mass., August 16, 2007 . . . Forrester Research, Inc. (Nasdaq: FORR) today announced that, as anticipated, it had received an additional Staff Determination letter from the Listing Qualifications department of The Nasdaq Stock Market stating that the company is not in compliance with Nasdaq Marketplace Rule 4310(c)(14) because it did not file its Quarterly Report on Form 10-Q for the quarter ended June 30, 2007.
On March 16, 2007, Forrester announced a delay in filing its Annual Report on Form 10-K for its fiscal year ended December 31, 2006 because of its ongoing investigation of its stock option granting practices, and on May 10, 2007, the company announced a delay in filing its Quarterly Report on Form 10-Q for the three months ended March 31, 2007. As previously announced, Forrester has received similar Staff Determination letters stating that it is not in compliance with Nasdaq Marketplace Rule 4310(c)(14) due to the delay in the filing of its Annual Report on Form 10-K for the year ended December 31, 2006 and its Quarterly Report on Form 10-Q for the period ended March 31, 2007.
As previously announced, on June 14, 2007, a Listing Qualifications panel (“Panel”) of The Nasdaq Stock Market granted Forrester’s request for continued listing on The Nasdaq Stock Market. Forrester’s continued listing is subject to certain conditions, including that on or before September 12, 2007 it file with the SEC the delinquent reports and any required restatement of the company’s historical financial statements. The Panel also has the right to reconsider the terms of its continued listing determination based on any event, condition, or circumstances that would, in the opinion of the Panel, make continued listing of Forrester’s securities on The Nasdaq Stock Market inadvisable or unwarranted. There can be no assurance that Forrester will satisfy the conditions for continued listing, that Nasdaq will grant an additional extension of time to meet such conditions, if necessary, or that the company’s common stock will remain listed on The Nasdaq Stock Market. The most recent Staff Determination letter states that the failure of the company to file its Form 10-Q for the quarter ended June 30, 2007 will serve as an additional basis for delisting the company’s securities from The Nasdaq Stock Market.
About Forrester Research
Forrester Research, Inc. (Nasdaq: FORR) is an independent technology and market research company that provides pragmatic and forward-thinking advice to global leaders in business and technology. For more than 24 years, Forrester has been making leaders successful every day through its proprietary research, consulting, events, and peer-to-peer executive programs. For more information, visit www.forrester.com.

Contact:

Karyl Levinson	Phyllis Paparazzo
Vice President, Corporate Communications	Director, Investor Relations
Forrester Research, Inc.	Forrester Research, Inc.
+ 1 617.613.6262	+1 617.613.6234
press@forrester.com	ppaparazzo@forrester.com
© 2007, Forrester Research, Inc. All rights reserved. Forrester is a trademark of Forrester Research, Inc.